Execution Copy

THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDED AND RESTATED FORBEARANCE AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDED AND RESTATED FORBEARANCE AGREEMENT (this “Agreement”), dated as of September 15, 2008, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), FOOTHILLS RESOURCES, INC., a Nevada corporation (“Parent”) and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”). All terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

RECITALS

A.        The Agent, the Lenders and the Borrowers are parties to that certain Credit Agreement, dated as of December 13, 2007, as amended by that First Amendment to Credit Agreement, dated as of May 15, 2008, as further amended by that Limited Waiver and Second Amendment to Credit Agreement, dated as of May 15, 2008, as further amended by that Forbearance Agreement, dated as of August 13, 2008 (the “Existing Forbearance Agreement”) (as such Credit Agreement may be amended, extended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

B.        Pursuant to the Existing Forbearance Agreement, the Borrowers acknowledged and confirmed that Specified Defaults (as hereinafter defined) had occurred and were continuing under the Credit Agreement as of the date of the Existing Forbearance Agreement and were expected to continue to occur under the Credit Agreement after the date of the Existing Forbearance Agreement.

C.        Pursuant to the Existing Forbearance Agreement, the Agent and the Lenders agreed that, although under the Credit Agreement, the Agent and the Lenders are entitled to terminate the Commitments, declare all of the Obligations to be immediately due and payable, foreclose upon the Collateral, and exercise all of their rights and remedies under the Loan Documents and applicable law in respect of such Events of Default, the Agent and the Lenders would forbear from taking such actions during the Forbearance Period (as defined in the Existing Forbearance Agreement), subject to the exceptions and limitations and the other terms and conditions set forth therein.

D.        The Borrowers acknowledge and confirm that (i) the Specified Defaults have not been cured and are continuing as of the date hereof and (ii) the Termination Date (as defined in the Existing Forbearance Agreement) has occurred and that the Forbearance Period has terminated (effective as of such Termination Date).

E.        The Borrowers have requested that the Agent and Lenders amend and restate the Existing Forbearance Agreement (i) so as to extend the Termination Date to 5:00 p.m. (Eastern Standard Time) on December 31, 2008

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 and (ii) forbear until the Termination Date from exercising their rights and remedies under the Credit Agreement and the other Loan Documents arising as a result of the occurrence of the Specified Defaults and the Termination Date, and the Agent and the Lenders are willing to grant such forbearance in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

1.   Definitions. Capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to them in the Credit Agreement. In addition, the following terms, for the purposes of this Agreement, shall have the following meanings:

(a) “Consultant’s Report” means the report entitled “Restructuring Critical Path and Options” dated September 19, 2008, prepared by Parkman Whaling LLC for Parent and delivered to the Agent on September 19, 2008.

(b) “Existing Forbearance Covenants” means the covenants set forth in Section 4 of the Existing Forbearance Agreement.

(c) “Forbearance Extension Effective Date” means the date the conditions set forth in Section 6 have been satisfied.

(d)  “Forbearance Fee” means, (i) initially a forbearance fee (the “Initial Forbearance Fee”) in an aggregate amount of $150,000, which was paid pursuant to the Existing Forbearance Agreement, (ii) a forbearance extension fee for the Revolving Loan Lenders of $500,000 (the “Forbearance Extension Fee (Revolving Lenders)”), payable pursuant to Section 5(c), and (iii) a forbearance extension fee for the Term Loan Lenders of $2,500,000 (the “Forbearance Extension Fee (Term Lenders)”). In connection with the Initial Forbearance Fee, $50,000 was paid to the Revolving Loan Lenders and $100,000 was paid to Term Loan Lenders. The Initial Forbearance Fee was fully earned as of the date paid, and the Forbearance Extension Fee (Revolving Lenders) and Forbearance Extension Fee (Term Lenders) shall be fully earned as of the Forbearance Extension Effective Date. Any Forbearance Fee that has been paid shall be nonrefundable.

(e)  “Forbearance Period” means the period commencing on the Forbearance Extension Effective Date and continuing through and including 5:00 p.m. (Eastern Standard Time) on the Termination Date, unless earlier terminated pursuant to the terms and provisions of this Agreement.

(f)	“Initial Cash Forecast” has the meaning given to it in Section 6(e).

(g) “Initial Revolver Usage and Availability Forecast” has the meaning given to it in Section 6(f).

(h) “Production” means the volume of production of oil in barrels and natural gas in barrels of oil equivalent (“BOE”), in each case, from the Oil and Gas Properties of the Borrowers. For the purposes of measuring production of natural gas in barrels of oil equivalent, 6,000 cubic feet of natural gas shall be equated to one barrel of oil.

(i)  “Specified Defaults” means Events of Default resulting from (i) the Borrowers’ failure to maintain a minimum Asset Coverage Ratio of at least 1.60 to 1.0 for the quarter ending June 30, 2008, in violation of Section 6.14(a) of the Credit Agreement and (ii) the Borrowers’ failure to have a Leverage Ratio of less than or equal to 6.25:1.00 for the quarter ending June 30, 2008, in violation of Section 6.14(c) of the Credit Agreement.

(j)	“Termination Date” means December 31, 2008.

(k) “Termination Event” means the occurrence of any of the following: (i) any representation or warranty made or deemed made by any Borrower in this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made (or if such representation or warranty is qualified by materiality or a Material Adverse Change qualification, false, misleading or erroneous in any respect), (ii) any Borrower shall fail to perform, observe or comply timely with any covenant, agreement or term contained in this Agreement, (iii) any Default or Event of Default, other than the Specified Defaults, shall occur under the Credit Agreement or any of the other Loan Documents, or (iv) any event or condition occurring after August 13, 2008 which shall constitute a Material Adverse Change.

(l)  “Updated Cash Forecast” means the Initial Cash Forecast as updated on a weekly roll-forward basis, satisfactory in form and substance to the Agent.

(m)“Updated Revolver Usage and Availability Forecast” means the Initial Revolver Usage and Availability Forecast as updated on a weekly roll-forward basis, satisfactory in form and substance to the Agent.

2.	Limited Forbearance by Agent and Lenders.

(a) In accordance with the terms and subject to the conditions of this Agreement and only so long as no Termination Event shall have occurred, the Agent and the Lenders, for themselves and on behalf of their permitted successors and assigns, hereby agree to forbear until 5:00 p.m. (Eastern Standard Time) on the Termination Date from (x) declaring all or any portion of the Obligations to be immediately due and payable, (y) foreclosing upon the Collateral and (z) exercising other similar rights as a secured creditor pursuant to Section 8.1 of the Credit Agreement, in each case solely by reason of, or as a result of the occurrence of, the Specified Defaults.

(b) Notwithstanding the foregoing, (i) the Borrowers and the Lenders acknowledge and agree that the Agent’s Activation Instruction given to each Cash Management Bank, prior to the date hereof, and the resultant implementation of a daily sweep of all amounts in each Cash Management Account to the Agent’s Account shall continue to remain in effect, (ii) at the election of the Agent or the Required Lenders, the applicable interest rate and Letter of Credit fee may be increased in accordance with Section 2.6(c) of the Credit Agreement, and (iii) the forbearance granted by the Agent and the Lenders pursuant hereto shall not constitute, and shall not be deemed to constitute, a waiver of the Specified Defaults or of any other Default or Event of Default under the Loan Documents (including any Default or Event of Default resulting from the Borrowers’ failure to perform, comply with and satisfy the Existing Forbearance Covenants) or a waiver of any of the rights and remedies provided thereunder, under law, at equity or otherwise. Subject to the right of the Agent to establish reserves after the date hereof in accordance with the Credit Agreement, the $2,000,000 reserve against the Borrowing Base and the Maximum Revolver Amount established by the Agent in the Existing Forbearance Agreement, prior to the date hereof, is hereby terminated.

(c) On and after 5:00 p.m. (Eastern Standard Time) on the Termination Date, or such earlier date on which a Termination Event occurs, the Agent’s and the Lenders’ agreement hereunder to forbear shall terminate automatically without further act or action by the Agent or the Lenders. The Borrowers expressly acknowledge and agree that the effect of such termination will be to permit the Agent and the Lenders to exercise any and all rights and remedies available to them under the Loan Documents and this Agreement, at law, in equity, or otherwise without any further lapse of time, expiration of applicable grace periods, or requirements of notice, all of which are hereby expressly waived by the Borrowers.

3.	Amendments of Credit Agreement.
(a)	Schedule 1.1 of the Credit Agreement is hereby amended as follows:

 (i)        Base Rate. The definition of “Base Rate” is hereby deleted in its entirety, and the following is hereby substituted therefor:

“Base Rate” means the greater of (i) solely in the case of the Term Loan, five and a quarter percent (5.25%) and (ii) in the case of each of the Term Loan and an Advance, the rate announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

 (ii)       Base Rate Margin. The definition of “Base Rate Margin” is hereby deleted in its entirety, and the following is hereby substituted therefor:

“Base Rate Margin” means (i) for purposes of determining the interest rate applicable to Base Rate Loans that are Advances, (A) prior to September 20, 2008, 0.75%, and (B) on and after September 20, 2008, 2.75%, and (ii) for purposes of determining the interest rate applicable to the Term Loan or upon the occurrence of an event described in Section 2.13(d)(ii), (A) prior to September 20, 2008, 5.25%, (B) on and after September 20, 2008, until

November 1, 2008, 7.25%, (C) on and after November 1, 2008, until December 1, 2008, 8.25%, and (D) on and after December 1, 2008, 9.25%.

(iii)      LIBOR Rate Margin. The definition of “LIBOR Rate Margin” is hereby deleted in its entirety, and the following is hereby substituted therefor:

“LIBOR Rate Margin” means with respect to (a) any Advances, (i) prior to September 20, 2008, 2.00%, and (ii) on and after September 20, 2008, 4.00% and (b) the Term Loan, (i) prior to September 20, 2008, 6.50%, (B) on and after September 20, 2008, until November 1, 2008, 8.50%, (C) on and after November 1, 2008, until December 1, 2008, 9.50%, and (D) on and after December 1, 2008, 10.50%.

(iv)      Applicable Term Loan Cash Interest Margin. Inserting the following new defined term in proper alphabetical order:

“Applicable Term Loan Cash Interest Margin” means (a) with respect to the portion of the Term Loan that bears interest at a rate determined by reference to the Base Rate, 5.25% and (b) with respect to the portion of the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate, 6.50%.

(b)       Section 2.6(a)(ii) of the Credit Agreement is hereby deleted in its entirety, and the following is hereby substituted therefor:

(ii)       if the relevant Obligation relates to the Term Loan that is (A) a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin applicable to the Term Loan; provided that if an event described in Section 2.13(d)(ii) shall occur, the interest on the Term Loan shall accrue at a per annum rate equal to the Base Rate plus the Base Rate Margin applicable to the Term Loan or (B) a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin applicable to the Term Loan; provided that for both clause (A) and clause (B), the portion of interest in excess of the Applicable Term Loan Cash Interest Margin shall be paid-in-kind by being added to the then unpaid principal amount of the Term Loan (and not paid-in-cash on a current basis).

4.   Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement, Borrowers hereby jointly and severally represent and warrant to the Agent and the Lenders as follows:

(a) Duly Organized. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full power and authority to execute, deliver and perform this Agreement.

(b) Authority. The execution, delivery and performance by each Borrower of this Agreement, and the performance by each such Borrower of the Credit Agreement, as amended hereby and each other Loan

Document (i) have been duly authorized by all requisite action on the part of Borrowers, (ii) do not and will not violate the Governing Documents of any Borrower, or any Material Contract of any of the Borrowers, or any order, judgment or decree of any court, Governmental Authority or arbitrator by which any Borrower or any of its properties is bound, (iii) do not and will not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower and (iv) do not and will not require any filing (other than any disclosure filing) or registration with, consent, or authorization or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(c) Binding Obligation. Each of this Agreement and the Credit Agreement, as amended constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No Other Defaults. Except for the Specified Defaults, no Default or Event of Default has occurred and is continuing or would result from this Agreement becoming effective in accordance with its terms.

(e) Representations and Warranties. All representations and warranties by the Borrowers contained in the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or the Lenders pursuant to the Credit Agreement or this Agreement are true and correct as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty shall be true and correct as of such date.

(f)  False or Misleading Representations or Warranties. By its signature below, each Borrower agrees that it shall constitute an Event of Default if any representation or warranty made herein should be false or misleading in any material respect.

5.   Supplemental Terms, Conditions and Covenants During the Forbearance Period. Notwithstanding any provisions to the contrary contained in the Loan Documents, Borrowers hereby covenant and agree to observe and comply with each of the following terms, conditions and covenants and Borrowers agree and acknowledge that failure to comply with any such covenant shall result in an immediate Event of Default:

(a) Compliance with Loan Documents and this Agreement. From and after the Forbearance Extension Effective Date, each Borrower will perform, observe and comply with each covenant, agreement and term contained in this Agreement and each of the Loan Documents, other than the Specified Defaults.

(b) Benchmarks. Borrowers (i) shall complete, or cause to be completed, in all respects each of the actions set forth on pages 8 through 12 (the Timeline section) set forth in the Consultant’s Report on or prior to the date specified in the Consultant’s Report for the completion thereof, and (ii) provide to the Agent or either Lender upon request such reports, lists and other information as such Person may reasonably request in respect of the actions contemplated by the Consultant’s Report. It is understood and agreed that if the Agent shall determine that Borrowers have failed to comply with either clause (i) or clause (ii) of this Section 5(b) (which determination of the Agent shall be conclusive and binding for all purposes), the Agent may declare a Termination Event and terminate the Forbearance Period.

(c)	Forbearance Fee.

(i)        Borrowers shall pay to the Agent, for the benefit of the Revolving Loan Lenders, the Forbearance Extension Fee (Revolving Lenders) on the earlier to occur of (A) the Termination Date and (B) the occurrence of a Termination Event.

(ii)       Borrowers shall pay to the Agent, for the benefit of the Term Loan Lenders, the Forbearance Extension Fee (Term Lenders) in one installment, payable on the Maturity Date; provided that (A) subject to clause (B), the full amount of the Forbearance Extension Fee (Term Lenders) shall be added to the aggregate principal amount of the Term Loan outstanding on the Forbearance Extension Effective Date, (B) until December 31, 2008, interest on the Forbearance Extension Fee (Term Lenders) shall be paid-in-kind by being added to the then unpaid principal amount of the Term Loan (and not paid-in-cash on a current basis), and (C) (x) one-half of the Forbearance Extension Fee (Term Lenders) and (y) one-half of the interest accrued on the Forbearance Extension Fee (Term Lenders) shall be deemed forgiven and cancelled if Borrowers comply with Section 5(b) above.

(iii)      It is understood and agreed that (A) the Forbearance Fee has been bargained for by the Lenders in exchange for the agreement to forbear set forth in Section 2, (B) the Borrowers have knowingly, voluntarily and intelligently, with the advice of counsel, irrevocably and unconditionally agreed to pay the Forbearance Fee, (C) the Forbearance Fee has been fully earned as of the date of this Agreement, notwithstanding any failure by any Borrower to comply with any other term or condition of this Agreement, (D) the Forbearance Fee is in addition to all other fees, interest, costs and expenses payable in connection with the Credit Agreement and the other Loan Documents, and (E) the Forbearance Fee will be payable in any and all circumstances, including, without limitation, (I) acceleration of the Obligations as a result of the occurrence of an Event of Default, (II) foreclosure and sale of, or collection of, the Collateral, (III) sale of the Collateral in any Insolvency Proceeding, or (IV) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding. All references in this paragraph to “Forbearance Fee” mean the Forbearance Fee other than the Initial Forbearance Fee.

(iv)      The Agent and the Lenders confirm that the Borrowers complied with Sections 4(b), (c) and (d) of the Existing Forbearance Agreement.

(d) Reporting Requirements. In addition to any and all reporting requirements set forth in the Credit Agreement, during the Forbearance Period, the Borrowers shall provide to the Agent and each Lender, in each case, in form and substance acceptable to the Agent and the Required Lenders:

(i)        on a weeklybasis, and no more than 2 Business Days after the end of each week, a report comparing Borrowers’ actual cash disbursements for the immediately preceding week compared to projected cash disbursements for such week as set forth in the Initial Cash Forecast or the Updated Cash Forecast, as applicable.

(ii)       on a weeklybasis, and no more than 2 Business Days after the end of each week, an update to the Initial Cash Forecast or the Updated Cash Forecast, as applicable, on a weekly roll-forward basis.

(iii)      on a weeklybasis, and no more than 2 Business Days after the end of each week, a report comparing the Borrowers’ actual Revolver Usage and Availability for the immediately preceding week compared to projected Revolver Usage and Availability for such week as set forth in the Initial Revolver Usage and Availability Forecast or the Updated Revolver Usage and Availability Forecast, as applicable.

(iv)      on a weeklybasis, and no more than 2 Business Days after the end of each week, an update to the Initial Revolver Usage and Availability Forecast or the Updated Revolver Usage and Availability Forecast, as applicable, on a weekly roll-forward basis.

(e) Financial Covenants. During the Forbearance Period, the Borrowers’ obligation to comply with Section 6.14 of the Credit Agreement shall be suspended, and instead, the Borrowers shall covenant and agree that the Borrowers will not:

(i)        Leverage Ratio. Have a Leverage Ratio, calculated on the last day of the period indicated below, greater than the applicable ratio set forth in the following table for the applicable monthly period set forth opposite thereto:

Applicable Ratio	Applicable Period
9.95:1.00	For the calendar month ending October 31, 2008
10.25:1.00	For the calendar month ending November 30, 2008
10.46:1.00	For the calendar month ending December 31, 2008

For the proposes of calculating the Leverage Ratio during the Forbearance Period, EBITDA shall be calculated using EBITDA for the twelve-month period most recently ended on the last day of the calendar month immediately preceding the date of determination for which financial statements are available.

(ii)       Minimum EBITDA. Permit EBITDA, measured on a calendar month-end basis, to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$439,600	For the calendar month ending October 31, 2008
$540,700	For the calendar month ending November 30, 2008
$577,800	For the calendar month ending December 31, 2008

(iii)      Minimum Production. Permit Production, measured on a calendar month-end basis, to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

BOE	Applicable Period
9,108	For the calendar month ending September 30, 2008
13,260	For the calendar month ending October 31, 2008
15,470	For the calendar month ending November 30, 2008
16,150	For the calendar month ending December 31, 2008

6.   Closing Deliveries. Unless otherwise provided herein, simultaneously with the execution and delivery hereof, and as a condition to the effectiveness hereof, the Borrowers shall deliver (or deposit with), or cause the delivery to (or deposit with), the Agent:

(a) a copy of the resolutions of the Board of Directors (or other applicable managing body) of each Borrower, certified as of the Forbearance Extension Effective Date by an authorized officer thereof, authorizing the execution, delivery and performance by such Borrower of this Agreement and the other Loan Documents to be executed and delivered pursuant hereto to which such Borrower is a party, and the performance of the Credit Agreement, as amended;

(b) such other certificates of duly authorized officers of the Borrowers, certificates of governmental authorities, and such other documents, instruments and agreements as the Agent shall require to evidence the due authorization, execution and delivery of this Agreement;

(c) payment of all Lender Group Expenses incurred in connection with the preparation, negotiation and execution of this Agreement, all related documents and the transactions contemplated hereby and thereby;

(d) a fully executed copy of this Agreement;

(e) a 13-week cash requirement forecast (the “Initial Cash Forecast”) setting forth, by line item, cash receipts and disbursements of the Borrowers and the Borrowings and the Letters of Credit projected to be outstanding on a weekly basis, satisfactory in form and substance to the Agent;

(f) a 13-week forecast of Revolver Usage and Availability (the “Initial Revolver Usage and Availability Forecast”) projected on a weekly basis, satisfactory in form and substance to the Agent;

(g) revised fiscal years 2008 and 2009 Projections of the Parent and its Subsidiaries’, satisfactory in form and substance (including as to scope and underlying assumptions) to the Agent, year by year and month by month (month by month Projections for fiscal year 2008 shall be for the months of October, November and December), certified by the chief financial officer of Borrowers as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby;

(h) such documents and instruments as the Lenders, in their sole discretion, deem necessary or desirable to evidence and confirm perfection of their liens and security interests in the Collateral; and

(i) opinions of Akin Gump Strauss Hauer & Feld LLP and Kummer Kaempfer Bonner Renshaw & Ferrario, counsel to the Borrowers, in form and substance reasonably satisfactory to Agent.

The failure of the Borrowers to timely comply with the terms of this Section 6 shall constitute (i) an Event of Default under and for all purposes of the Credit Agreement and the other Loan Documents, and (ii) a Termination Event hereunder.

7.   Ratification of Loan Documents and Collateral. The Borrowers hereby acknowledge that this Agreement constitutes receipt from the Agent and the Lenders of proper notice of default, notice of intent to accelerate and opportunity to cure, and demand for payment. The Borrowers hereby waive (a) any further notice of default, notice of intent to accelerate, or demand for payment and (b) any further opportunity to cure the Specified Defaults and any Default or Event of Default resulting from the Borrowers’ failure to perform, comply with and satisfy the Existing Forbearance Covenants. Except as modified by this Agreement, the Borrowers hereby acknowledge, ratify, reaffirm, and agree that each of the Loan Documents and the perfected liens and security interests created thereby in favor of the Agent for the benefit of the Lenders in the Collateral, are and will remain in full force and effect and binding on the Borrowers, and are enforceable in accordance with their respective terms and applicable law. The Borrowers hereby acknowledge, ratify, and reaffirm all of the terms and provisions of the Loan Documents (including, without limitation, the Credit Agreement), except as modified herein, which are incorporated by reference as of the Forbearance Extension Effective Date as if set forth herein including, without limitation, all promises, agreements, warranties, representations, covenants, releases, and indemnifications contained therein.

8.   Remedies Upon Termination Event. Upon the occurrence of a Termination Event, (a) the Forbearance Period will terminate without further act or action by the Agent or the Lenders and (b) the Agent and the Lenders shall be entitled immediately to exercise any and all rights and remedies available to them under the Loan Documents and this Agreement, at law, in equity, or otherwise, without further opportunity to cure, demand, presentment, notice of dishonor, notice of default, notice of intent to accelerate, notice of intent to foreclose, notice of protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

9.   Acknowledgment of Defaults. The Borrowers specifically acknowledge the existence and continuation of the Specified Defaults.

10. Release and Covenant Not to Sue. EACH BORROWER (IN ITS OWN RIGHT AND ON BEHALF OF ITS DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS AND AGENTS) (THE “RELEASING PARTIES”) JOINTLY AND SEVERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES THE AGENT AND THE LENDERS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS AND AGENTS, (COLLECTIVELY, THE “RELEASED PARTIES”), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE STATE AND FEDERAL LAW, FROM ANY AND ALL ACTS AND OMISSIONS OF THE RELEASED PARTIES, AND FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, COUNTERCLAIMS, DEMANDS, CONTROVERSIES, COSTS, DEBTS, SUMS OF MONEY, ACCOUNTS, RECKONINGS, BONDS, BILLS, DAMAGES, OBLIGATIONS, LIABILITIES, OBJECTIONS, AND EXECUTIONS OF ANY NATURE, TYPE, OR DESCRIPTION WHICH THE RELEASING PARTIES HAVE AGAINST THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, GROSS NEGLIGENCE, USURY, UNCONSCIONABILITY, DURESS, ECONOMIC DURESS, DEFAMATION, CONTROL, INTERFERENCE WITH CONTRACTUAL AND BUSINESS RELATIONSHIPS, CONFLICTS OF INTEREST, MISUSE OF INSIDER INFORMATION, CONCEALMENT, DISCLOSURE, SECRECY, MISUSE OF COLLATERAL, WRONGFUL RELEASE OF COLLATERAL, FAILURE TO INSPECT, ENVIRONMENTAL DUE DILIGENCE, NEGLIGENT LOAN PROCESSING AND ADMINISTRATION, WRONGFUL SETOFF, VIOLATIONS OF STATUTES AND REGULATIONS OF GOVERNMENTAL ENTITIES, INSTRUMENTALITIES AND AGENCIES (CIVIL), SECURITIES AND ANTITRUST LAWS VIOLATIONS, TYING ARRANGEMENTS, BREACH OR ABUSE OF ANY ALLEGED FIDUCIARY DUTY, BREACH OF ANY ALLEGED SPECIAL RELATIONSHIP, COURSE OF CONDUCT OR DEALING, ALLEGED OBLIGATION OF FAIR DEALING, ALLEGED OBLIGATION OF GOOD FAITH, AND ALLEGED OBLIGATION OF GOOD FAITH AND FAIR DEALING, IN CONNECTION WITH OR RELATED TO THE LOAN DOCUMENTS AND THE CREDIT AGREEMENT, AT LAW OR IN EQUITY, IN CONTRACT IN TORT, OR OTHERWISE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED (COLLECTIVELY, THE “RELEASED CLAIMS”); PROVIDED, HOWEVER, THAT THE RELEASED CLAIMS SHALL NOT INCLUDE ANY CLAIMS ARISING OUT OF ANY FAILURE BY THE AGENT OR LENDERS TO PERFORM, ON OR AFTER THE DATE HEREOF, ANY OF THEIR

RESPECTIVE OBLIGATIONS HEREUNDER OR UNDER ANY OF THE LOAN DOCUMENTS OR THE CREDIT AGREEMENT. THE RELEASING PARTIES FURTHER JOINTLY AND SEVERALLY AGREE TO LIMIT ANY DAMAGES THEY MAY SEEK IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION, IF ANY, TO EXCLUDE ALL PUNITIVE AND EXEMPLARY DAMAGES, DAMAGES ATTRIBUTABLE TO LOST PROFITS OR OPPORTUNITY, DAMAGES ATTRIBUTABLE TO MENTAL ANGUISH, AND DAMAGES ATTRIBUTABLE TO PAIN AND SUFFERING, AND THE RELEASING PARTIES DO HEREBY JOINTLY AND SEVERALLY WAIVE AND RELEASE ALL SUCH DAMAGES WITH RESPECT TO ANY AND ALL CLAIMS OR CAUSES OF ACTION WHICH MAY ARISE AT ANY TIME AGAINST ANY OF THE RELEASED PARTIES. THE RELEASING PARTIES REPRESENT AND WARRANT THAT NO FACTS EXIST WHICH COULD PRESENTLY SUPPORT THE ASSERTION OF ANY OF THE RELEASED CLAIMS AGAINST THE RELEASED PARTIES. THE RELEASING PARTIES FURTHER COVENANT NOT TO SUE THE RELEASED PARTIES ON ACCOUNT OF ANY OF THE RELEASED CLAIMS, AND EXPRESSLY WAIVE ANY AND ALL DEFENSES THEY MAY HAVE IN CONNECTION WITH THEIR DEBTS AND OBLIGATIONS UNDER THE LOAN DOCUMENTS AND THE CREDIT AGREEMENT (AS AMENDED HEREBY). THIS SECTION 10 IS IN ADDITION TO AND SHALL NOT IN ANY WAY LIMIT ANY OTHER RELEASE, COVENANT NOT TO SUE, OR WAIVER BY THE RELEASING PARTIES IN FAVOR OF THE RELEASED PARTIES. NOTWITHSTANDING ANY PROVISION OF THE CREDIT AGREEMENT (AS AMENDED HEREBY) OR ANY OTHER LOAN DOCUMENT, THIS SECTION 10 SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL SURVIVE THE DELIVERY AND PAYMENT ON THE OBLIGATIONS, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11. No Obligation of Agent and Lenders. The Borrowers hereby acknowledge and understand that upon the expiration or termination of the Forbearance Period or if there shall at such time exist a Default or Event of Default (other than the Specified Defaults) prior to the expiration of the Forbearance Period, then the Agent and the Lenders shall have the right to proceed to exercise any or all available rights and remedies, which may include foreclosure on the Collateral and/or institution of legal proceedings. The Agent and the Lenders shall have no obligation whatsoever to extend the maturity of the Obligations, waive any events of default or defaults, defer any payments, or further forbear from exercising its rights and remedies.

12. No Implied Waivers. No failure or delay on the part of the Agent or the Lenders in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, the Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. INDEMNIFICATION. IN ADDITION TO, AND WITHOUT LIMITATION OF, ANY AND ALL INDEMNITIES PROVIDED IN THE LOAN DOCUMENTS, BORROWERS SHALL AND DO HEREBY, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD EACH OF THE RELEASED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITY, LOSSES, DAMAGES, CAUSES OF ACTION, SUITS,

JUDGMENTS, COSTS, AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES, ARISING OUT OF OR FROM OR RELATED TO ANY OF THE RELEASED CLAIMS. IF ANY ACTION, SUIT, OR PROCEEDING IS BROUGHT AGAINST ANY OF THE RELEASED PARTIES, BORROWERS SHALL, AT LENDERS’ REQUEST, DEFEND THE SAME AT THEIR SOLE COST AND EXPENSE, SUCH COST AND EXPENSE TO BE A JOINT AND SEVERAL LIABILITY OF THE BORROWERS, BY COUNSEL SELECTED BY THE LENDERS. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THIS SECTION 13 SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL SURVIVE ANY DELIVERY AND PAYMENT ON THE OBLIGATIONS, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14. Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other Loan Document will survive the execution and delivery of this Agreement, and no investigation by the Agent or the Lenders or any closing will affect the representations and warranties or the right of the Agent or the Lenders to rely upon them.

15. Review and Construction of Documents. The Borrowers hereby acknowledge, and represent and warrant to the Lenders that (a) the Borrowers have had the opportunity to consult with legal counsel of their own choice and have been afforded an opportunity to review this Agreement with their legal counsel, (b) the Borrowers have reviewed this Agreement and fully understand the effects thereof and all terms and provisions contained herein, and (c) the Borrowers have executed this Agreement of their own free will and volition. The recitals contained in this Agreement shall be construed to be part of the operative terms and provisions of this Agreement.

16. ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE LOAN DOCUMENTS AS INCORPORATED HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO REGARDING THE AGENT’S AND THE LENDERS’ FORBEARANCE WITH RESPECT TO THEIR RIGHTS AND REMEDIES ARISING AS A RESULT OF THE SPECIFIED DEFAULTS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the Borrowers, the Agent and the Lenders. The Loan Documents, as modified by this Agreement, continue to evidence the agreement of the parties with respect to the subject matter thereof.

17. Notices. All notices, requests, demands and other communications under this Agreement will be given in accordance with the provisions of the Credit Agreement.

18. Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that the Borrowers may not assign any rights or obligations under this Agreement without the prior written consent of the Agent and the Lenders.

19. Tolling of Statutes of Limitation. The parties hereto agree that all applicable statutes of limitations with respect to the Loan Documents shall be tolled and not begin running until the first Business Day after the Termination Date.

20. Arms-Length/Good Faith. This Agreement has been negotiated at arms-length and in good faith by the parties hereto.

21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

22. Interpretation. Wherever the context hereof will so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

23. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

24. Counterparts. This Agreement may be executed and delivered in any number of counterparts, and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument; provided that no party shall be bound by this Agreement until the Borrowers, the Agent and the Lenders have executed a counterpart hereof. Execution of this Agreement via facsimile or electronic mail shall be effective, and signatures received via facsimile or electronic mail shall be binding upon the parties hereto and shall be effective as originals.

25. Further Assurances. The Borrowers agree to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things, as may be reasonably requested by the Agent and the Lenders as necessary or advisable to carry out the intents and purposes of this Agreement.

26. Loan Document. This Agreement is a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. The Borrowers hereby acknowledge and agree that this Agreement constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made by any Borrower under or in connection with this Agreement shall have been untrue, false or misleading when made.

27. WAIVER OF JURY TRIAL. BORROWERS HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS

AND OBLIGATIONS. BORROWERS (a) CERTIFY THAT NO REPRESENTATIVE, THE AGENT OR ATTORNEY OF THE AGENT OR THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGE THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVER AND CERTIFICATIONS CONTAINED HEREIN.

[Remainder of page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Forbearance Extension Effective Date.

FOOTHILLS RESOURCES, INC., as Borrower

By: /s/ W. Kirk Bosché
Name: W. Kirk Bosché
Title: Chief Financial Officer

FOOTHILLS CALIFORNIA, INC., as Borrower

By: /s/ W. Kirk Bosché
Name: W. Kirk Bosché
Title: Chief Financial Officer

FOOTHILLS OKLAHOMA, INC., as Borrower

By: /s/ W. Kirk Bosché
Name: W. Kirk Bosché
Title: Chief Financial Officer

FOOTHILLS TEXAS, INC., as Borrower

By: /s/ W. Kirk Bosché
Name: W. Kirk Bosché
Title: Chief Financial Officer

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDED AND RESTATED FORBEARANCE AGREEMENT]

WELLS FARGO FOOTHILL, LLC, as Agent and as a Lender

By:	/s/ William M. Plough
Name:	William M. Plough
Title:	Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDED AND RESTATED FORBEARANCE AGREEMENT]

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., as a Lender
By: Regiment Capital GP, LLC its General Partner
By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Authorized Signatory

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDED AND RESTATED FORBEARANCE AGREEMENT]